EXHIBIT 99.1

NEWS RELEASE

Contact: Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS FOURTH-QUARTER PROFIT

MONROE, MI.   June 15, 2009—La-Z-Boy Incorporated (NYSE: LZB) today reported its operating results for the fiscal fourth quarter and full year ended April 25, 2009.

Fiscal 2009 fourth quarter highlights:

•	Income from continuing operations was $0.10 per share versus a loss of $0.09 per share in last year’s fourth quarter, despite a 23% decline in net sales, reflecting ongoing macroeconomic challenges
•	The company generated $34 million in cash from operating activities and reduced debt by $28 million
•	Net debt at year end was less than $44 million – the lowest level the company experienced in this decade
•	The retail segment’s performance improved – operating loss reduced by $5 million on a 21% sales decline

Net sales for the fourth quarter were $284.5 million, down 23% compared with the prior year’s fourth quarter.  The company reported income from continuing operations of $5.3 million, or $0.10 per share, compared with a loss of $4.5 million, or a loss of $0.09 per share in the same period of fiscal 2008.  The 2009 fourth-quarter results include a $0.01 per share impairment of long-lived assets related to its retail operation, a $0.01 restructuring charge, primarily related to store closures within the company’s retail segment and a $0.05 tax benefit.  The company’s 2008 fourth-quarter results include a $0.04 restructuring charge, primarily related to the closing of its Tremonton, UT manufacturing facility.

Kurt L. Darrow, President and Chief Executive Officer of La-Z-Boy, said, “We were profitable during the quarter on a sales decline of $84 million as the operating environment continues to be very difficult.  This is the direct result of the decisive actions taken and the significant changes made to our cost structure over the past year coupled with the ongoing execution of strategic initiatives that will continue to increase the company’s operating efficiencies.  Additionally, during the quarter, we generated $34 million in cash from operating activities.  We remained focused on improving our liquidity by paying down debt by $27.8 million, bringing our net debt at year end to less than $44 million.  Additionally, subsequent to year end, restricted cash of about $18 million became available to be used for operations due to a change in our captive insurance company.  We also reduced our losses in the retail segment by $5 million when compared with the previous year’s fourth quarter, even on declining volume.  Going forward, we will maintain our aggressive stance in managing our business and, with our new infrastructure, I am confident La-Z-Boy Incorporated will emerge from this difficult macroeconomic period as a stronger and more competitive entity.”

For the full fiscal 2009 year, La-Z-Boy Incorporated reported sales of $1.2 billion, down 15.5% from $1.5 billion in the prior-year period.  The company posted a loss from continuing operations of $121.3 million, or $2.36 per share, versus a loss of $7.5 million, or a loss of $0.15 per share.  The 2009 full-year results include income of $0.16 per share related to anti-dumping monies received on bedroom furniture imported from China, a restructuring charge of $0.24 per share related to various plant, warehouse facilities and retail store closures, a non-cash intangible write-down of $0.85 per share relating to goodwill and trade names and a $0.15 per share non-cash impairment of long-lived assets relating to the company’s retail operation.  The company’s full-year results also include a non-cash $0.74 per-share charge recognized in the second quarter of fiscal 2009 for a valuation allowance against the company’s deferred tax assets.

Wholesale Segments

For the fiscal 2009 fourth quarter, sales in the company’s upholstery segment decreased 22.5% to $215.0 million compared with $277.5 million in the prior year’s fourth quarter.  On the $62.5 million decline in sales, the segment’s operating margin increased to 9.0% from 8.3% in the prior year’s quarter.  In the casegoods segment, sales for the fiscal fourth quarter were $39.3 million, down 19.4% from $48.8 million in the prior year’s fourth quarter.  The segment’s operating margin decreased to (3.2%) from 3.6% in last year’s comparable period.

Darrow commented, “Our operating margin performance in our upholstery segment demonstrates the efficiencies with which we are running our business.  On a significant decline in volume, we not only operated with a 9% margin, but improved our operating performance quarter over quarter.  This is a testament to the number of changes we have made to our manufacturing structure.  In addition to the benefits derived from cellular production at our La-Z-Boy branded facilities, we are also achieving similar lean benefits at our other upholstery companies.  And, with the transition to our new Mexican cut-and-sew facility in progress and on schedule, we look forward to achieving further cost savings and efficiencies, as planned.  However, we are currently running dual cut-and-sew operations as we go through the transition process and are not yet realizing the anticipated cost benefits from the Mexican operation. We expect to start seeing benefits in early calendar 2010.”

Darrow continued, “In our casegoods business, we made the decision to consolidate our two separate manufacturing operations into one facility in Hudson, NC.  We will close our plant in North Wilkesboro and convert it to a finished-goods warehouse and vacate a leased warehouse operation in Statesville, NC.  These moves will take place over a nine-month period and, when completed, will provide an annual cost savings of approximately $5 to $6 million, based on current volume.  Additionally, we are narrowing the number of collections we offer to focus on our best sellers and a core group of products.  As a result, during the quarter, the operating margin for the segment was negatively impacted by higher-than-usual discounting of certain product to reduce inventory levels and generate cash.”

In fiscal 2009, the La-Z-Boy Furniture Galleries® store system, which includes both company-owned and independent-licensed stores, opened six new stores, relocated and/or remodeled nine and closed 21, bringing the total store count to 320, of which 224 are in the New Generation format.    For fiscal 2010, the network plans to be opportunistic in opening or relocating stores and anticipates closing five to 10 stores.

System-wide, for the fiscal 2009 fourth quarter, including company-owned and independent-licensed stores, same-store written sales, which the company tracks as an indicator of retail activity, were down 16.4%.  Total written sales, which include new and closed stores, were down 20.6%.

Retail

For the quarter, retail sales were $38.4 million, down 21.4% compared with the prior-year period.  The retail group posted an operating loss for the quarter, and its operating margin was (19.1%).  Darrow stated, “Although our retail business continues to be impacted by the weak demand environment, I am pleased with the progress our team is making in stemming the losses in the segment.  In spite of the sales decline, we decreased our operating loss for the quarter by $5 million compared with last year’s fourth quarter, reflecting the numerous changes made to the business over the previous six-month period.  Those changes include structural improvements within each store, more efficient and effective marketing, higher gross margins and lower warehousing costs due to the shift we instituted last quarter.   Going forward, working within the confines of a difficult macroeconomic environment and associated lower traffic levels, our sales team is focused on improving the customer shopping experience, leveraging new selling strategies and improving on the execution of our In-Home Design capabilities. We believe that even in the lower-volume environment, we can continue to improve the segment’s operating performance.”

Balance Sheet

During the fourth quarter, La-Z-Boy generated $34 million in cash from operating activities and paid down its debt by $27.8 million.  La-Z-Boy’s debt-to-capitalization ratio was 16.6% compared with 18.8% a year ago and to 22% at the end of the third quarter.  During the quarter, the company’s inventory was reduced by 18.6%, or $32 million. Darrow stated, “In addition to managing all facets of our business aggressively, we are focused on improving our liquidity.  In a difficult sales environment, we were able to generate cash, pay down debt and increase our availability under our revolving line of credit by $7.8 million to $65 million.”

Business Outlook

Darrow stated, “We anticipate business conditions to remain difficult throughout the year and are structuring our business accordingly.  Should conditions change in either direction, we will react swiftly and make the necessary changes to our operating structure.  Due to seasonality factors and plant shutdowns for vacation and maintenance, the summer period is usually the slowest for the furniture industry and, historically, our first quarter, which ends in July, is typically the weakest in terms of sales and profits.”

Conference Call

La-Z-Boy will hold a conference call with the investment community on Tuesday, 16 June 2009, at 8:30 a.m. eastern time.  The toll-free dial-in number is 877.407.0778; international callers may use 201.689.8565.

Forward-looking Information

Any forward-looking statements contained in this news release are based on current information and assumptions and represent management’s best judgment at the present time. Actual results could differ materially from those anticipated or projected due to a number of factors. These factors include, but are not limited to: (a) changes in consumer confidence; (b) continued economic recession and decline in our stock price (c) changes in demographics; (d) further changes in residential housing and commercial real estate market; (e) the impact of terrorism or war; (f) continued energy and other commodity price changes; (g) the impact of logistics on imports; (h) the impact of interest rate changes; (i) changes in currency exchange rates; (j) competitive factors; (k) operating factors, such as supply, labor or distribution disruptions including changes in operating conditions or costs; (l) effects of restructuring actions; (m) changes in the domestic or international regulatory environment; (n) ability to implement global sourcing organization strategies; (o) the impact of adopting new accounting principles; (p) the impact from natural events such as hurricanes, earthquakes and tornadoes; (q) the ability to procure fabric rolls and leather hides or cut and sewn fabric and leather sets domestically or abroad; (r) continued decline in the credit market and potential impacts on our customers and suppliers; (s) unanticipated labor/industrial actions; (t) those matters discussed in Item 1A of our fiscal 2009 Annual Report and factors relating to acquisitions and other factors identified from time-to-time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, either to reflect new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at http://www.la-z-boy.com/about/InvestorRelations/sec_filings.aspx.  Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:
http://www.la-z-boy.com/about/investorRelations/IR_email_alerts.aspx.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery Group companies are Bauhaus, England and La-Z-Boy. The La-Z-Boy Casegoods Group companies are American Drew/Lea, Hammary and Kincaid.

The corporation’s proprietary distribution network is dedicated exclusively to selling La-Z-Boy Incorporated products and brands, and includes 320 stand-alone La-Z-Boy Furniture Galleries® stores and 466 Comfort Studios, in addition to in-store gallery programs at the company’s Kincaid, England and Lea operating units. According to industry trade publication In Furniture, the La-Z-Boy Furniture Galleries retail network is North America’s largest single-brand furniture retailer. Additional information is available at http://www.la-z-boy.com/.